EXHIBIT 21

                   SUBSIDIARIES OF THE REGISTRANT
                      WPS RESOURCES CORPORATION


1)  WPS RESOURCES CORPORATION *

    a)  Wisconsin Public Service Corporation

        i)  WPS Leasing, Inc.

    b)  Upper Peninsula Power Company

    c)  WPS Visions, Inc.

    d)  Upper Peninsula Building Development Company

    e)  Penvest, Inc.

    f)  WPSR Capital Trust I

    g)  WPS Nuclear Corporation

        i)  Nuclear Management Company, LLC   (25% ownership)

    h)  WPS Resources Capital Corporation

        i)  WPS Energy Services, Inc.

            (1)  WPS-ESI Gas Storage, LLC    (75% ownership)

        ii) WPS Power Development, Inc.

            (1)  PDI Stoneman, Inc.

                 (a)  Mid-American Power, LLC   (66-2/3% ownership)

            (2)  PDI Operations, Inc.

            (3)  Mid-American Power Ventures, LLC  (75% ownership)

            (4)  Neulite Industries of Wisconsin, LLC  (50% ownership)

            (5)  PDI Canada, Inc.

            (6)  PDI New England, Inc.

            (7)  Sunbury Holdings, LLC

                 (a)  Sunbury Generation, LLC

                 (b)  Penfield Collieries, LLC

            (8)  Renewable Fibers International, LLC  (33-1/3% ownership)

            (9)  Wisconsin Woodgas LLC

            (10) Wisconsin Energy Operations LLC  (49% ownership)

            (11) ECO Coal Pelletization #12, LLC  (66-2/3% ownership)

    i)  Brown County C-LEC, LLC    (40% ownership)

* WPS Resources Corporation is the parent holding company. All affiliated companies listed are 100% owned except as noted otherwise. All affiliated companies are currently active, with the exception of Mid-American Power Ventures, LLC and Neulite Industries of Wisconsin, LLC.

                                     E-240

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